EXHIBIT 99.1

Contact: Provectus Biopharmaceuticals, Inc. Peter R. Culpepper, CFO, COO Relations Phone: 866-594-5999 #30	Porter, LeVay & Rose, Inc. Marlon Nurse, DM, SVP – Investor Phone: 212-564-4700 Bill Gordon – Media Relations Phone: 212-724-6312 FOR IMMEDIATE RELEASE

PROVECTUS'S PV-10 PATH TO INITIAL APPROVAL IN U.S. NOW CLEAR PER FDA
MEETING MINUTES

Treatment of “Locally Advanced Cutaneous Melanoma” to be Path to Initial Licensure

Phase 2 Data to be Submitted in Formal BTD Request This Quarter with FDA Response Expected Within 60 Days of Receipt

KNOXVILLE, TN , JANUARY 24, 2014 -- Provectus Biopharmaceuticals, Inc. (PVCT) (http://www.pvct.com), a development-stage oncology and dermatology biopharmaceutical company, today announced that it has received the official minutes from the Type C meeting held with the FDA’s Division of Oncology Products 2 on December 16, 2013. The purpose of the meeting was to determine which of the available paths that Provectus's novel investigational oncology drug PV-10 will take in pursuit of initial FDA approval and commercialization. PV-10, a 10% solution of rose bengal disodium, is designed to selectively target and destroy cancer cells without harming surrounding healthy tissue, while inducing a secondary tumor-specific immune response.  As a result of this meeting, Provectus will submit data from its Phase 2 study in a formal breakthrough therapy designation (BTD) request this quarter, and should receive a decision within 60 days of receipt of that request.

With the passage of the Food and Drug Administration Safety and Innovation Act (FDASIA) in July 2012, the Food and Drug Administration (FDA) was given powerful expedited tools to speed patient access to innovative medicines for serious or life-threatening conditions (Food and Drug Administration Safety and Innovation Act (FDASIA)).  FDASIA initiatives such as breakthrough therapy designation are designed to accelerate approval for new drugs that show preliminary clinical evidence of a large treatment effect.  A key feature of BTD authorizes the Agency to take steps to ensure that the design of the clinical trials are as efficient as practicable, when scientifically appropriate, such as by minimizing the number of patients exposed to a potentially less efficacious treatment.  Requests for BTD are reviewed and granted or rejected within 60 days of receipt.  As Provectus has previously reported, based on rapid tumor destruction in a positive Phase 2 trial in melanoma patients receiving PV-10 (protocol PV-10-MM-02), input from the Agency regarding the current development plan was sought. Agency guidance (Frequently Asked Questions: Breakthrough Therapies) encourages sponsors to seek such advice prior to formal request for designation.

Chief Executive Officer Craig Dees, Ph.D., observed, “This meeting with the FDA is another significant step forward in streamlining the pathway to initial U.S. approval of PV-10 as the first local agent for recurrent locoregionally advanced melanoma. These patients suffer with troublesome, disfiguring disease that can persist for many years before presenting at distant sites. Our meeting with the Agency established the parameters for submission of a BTD request tailored to addressing the pressing needs of these patients.  We’re grateful that our work with the Agency, in this and in our previous meetings, to identify a strategy for demonstration of clinical benefit in recurrent patients is bearing fruit. We are very pleased that the path to initial approval in the U.S. is now clear and PV-10 can be available to help patients in a more condensed time frame than if the Agency required an overall survival endpoint in a large randomized Phase 3 study.”

The meeting and official meeting minutes provided valuable guidance on a number of issues surrounding the approval path of PV-10:

•
The Agency agreed with Provectus that treatment of cutaneous and subcutaneous tumors in patients with locally advanced cutaneous melanoma (i.e., recurrent, in-transit or satellite melanoma that has not yet spread from the skin to distant sites) could provide clinical benefit to such patients, particularly if the measured objective responses in patients’ disease correlated to a demonstrated treatment effect on one or more symptoms of their disease (e.g., pain, infection or significant bleeding).

•	The Agency agreed to work with Provectus to quantify symptom control in this patient population.

•
In reference to discussions on the potential for breakthrough therapy designation, “FDA advised Provectus to provide objective response rates with adequate information to evaluate the symptomatic treatment effects (e.g. pain, infection, bleeding) in patients presenting with locally advanced cutaneous melanoma who received PV-10 to all lesions.”

The Phase 2 study of PV-10 showed:

•
Among all 80 intent-to-treat melanoma patients, 26% achieved a complete response and another 25% achieved a partial response (shrinkage by at least 30%) of their injected study tumors (51% objective response rate, confidence interval 40-63%).

•	In the subgroup of melanoma patients that received PV-10 injection into all known disease (28 of the 80 ITT patients), 50% achieved a complete response (71% ORR, CI 51-87%).

•
In the subgroup of melanoma patients with locally advanced cutaneous melanoma that received PV-10 injection into all known disease or only had 1 or 2 designated bystander tumors untreated (54 of the 80 ITT patients), a complete response was achieved in 232 of 363 injected tumors (64% of lesions) with the vast majority of these tumors requiring only 1 or 2 injections.

These data show that if a tumor is accessible to PV-10 injection, the drug is likely to destroy that tumor.  If approved, PV-10 would be the first tissue-sparing local therapy for recurrent melanoma.

Dees continued, “The Agency may yet recommend and it may be in the best interest of Provectus to undertake a small, short bridging study in patients where all tumor burden can be injected. This would allow more frequent dosing than was permitted in the Phase 2 study, presumably akin to the dosing schedule currently used to treat nearly 100 patients under our expanded access protocol, and allow symptomatic endpoints to be prospectively correlated with objective response criteria. Provectus has $18 million in cash reserves and would not require additional capital or the resources of a partner to conduct such a study. If such a study is conducted, it also fits with needs for an international study supportive of licensure in Australia, Europe, China and India.”

Dees further stated, “Non-specific local treatments that temporarily reduce tumor burden, such as surgery and radiation, are the most commonly used cancer therapies today.  Furthermore, we believe our clinical and immunologic mechanism data show that it may be possible to delay or prevent melanoma metastasis to distant sites.”

Dees continued, “Measurement of tumor shrinkage via objective response criteria has been considered direct clinical benefit in drug approvals for other skin cancers and we believe a similar case can be made for PV-10 in locally advanced cutaneous melanoma. As advised by the Agency, we will submit data from the 28 patients in our Phase 2 study who had all existing disease treated in a formal BTD request this quarter, and should receive a decision within 60 days of receipt of that request.”

Dees concluded, “While the rapid ablative effect immediately evident in patients treated with PV-10 highlights our path to initial approval, the bystander effect continues to be of scientific interest and studies to quantify systemic tumor-specific immune response in cancer patients are ongoing. This emerging understanding of the secondary effect of tumor ablation with PV-10 is an important foundation for future studies to assess the long-term impact of PV-10 on distant metastasis and possible combination strategies for use of PV-10 in the treatment of cancer patients with more advanced disease.”

About Provectus Biopharmaceuticals, Inc.

Provectus Biopharmaceuticals specializes in developing oncology and dermatology therapies. Its novel oncology drug PV-10 is designed to selectively target and destroy cancer cells without harming surrounding healthy tissue, significantly reducing potential for systemic side effects. Its oncology focus is on melanoma, breast cancer and cancers of the liver. The Company has received orphan drug designations from the FDA for its melanoma and hepatocellular carcinoma indications. Its dermatological drug PH-10 also targets abnormal or diseased cells, with the current focus on psoriasis and atopic dermatitis. Provectus has recently completed Phase 2 trials of PV-10 as a therapy for metastatic melanoma, and of PH-10 as a topical treatment for atopic dermatitis and psoriasis. Information about these and the Company's other clinical trials can be found at the NIH registry, www.clinicaltrials.gov. For additional information about Provectus please visit the Company's website at www.pvct.com or contact Porter, LeVay & Rose, Inc.

FORWARD-LOOKING STATEMENTS: The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date thereof.

####